EXHIBIT 10.1

1717 Arch Street, 35th Floor
Philadelphia, PA 19103-2768

Tel: 215-569-2200
Fax: 215-751-1760
www.cdicorp.com

July 23, 2013

William J Wasilewski
5145 Vickery Boulevard
Dallas, TX 75206

Dear Bill:

I am pleased to confirm our offer to you as Executive Vice President, Global Engineering and Technology Solutions, reporting to me. Your first day of employment will be on August 19, 2013.

Your annual salary will be $380,000. Contingent upon company and individual performance, pursuant to the Company’s Short-Term Incentive Program you will be eligible for an annual bonus target equivalent to 70% of your annual base salary. Since you are starting within the 2013 calendar year your 2013 bonus will be pro-rated from your start date with the Company. In addition, you will receive an initial annual equity grant with a value of 50% of your base salary as determined by the Compensation Committee of the Company. The grants will be made at the time, in the form of, and with the terms and conditions determined by the Compensation Committee for the 2013 annual grants to the executive management group of the Company.

In recognition of the bonus you are forfeiting by joining the Company, you will receive a guaranteed bonus of $37,500 on each of your six month and twelve month anniversaries so long as you are an employee of the Company at such times.

You will be eligible to participate in CDI’s Employee Benefits Program. A summary of benefits is enclosed. Information on our benefits enrollment process will follow under separate cover. Please note that the Company reserves the right to amend or terminate benefits and incentive plans in accordance with the terms of those plans.

Your employment will also be subject to the Employment Agreement enclosed. You will be eligible for participation in the Executive Severance Program, which principally involves a one-year severance and is described in more detail in the enclosed document on the topic.

Please also note that this offer is contingent on satisfactory results (as determined by the Company in its sole discretion) from a background check and drug test. Enclosed is an authorization to perform the background check. We will also provide to you the information necessary to complete your drug test.

Bill, I look forward to having you join my leadership team and the CDI Team generally and contributing to our business decisions as we develop and implement the next phase of the company’s growth. Please acknowledge your acceptance of this offer in the space provided below and sign the accompanying Employment Agreement.

Sincerely,

/s/ Paulett Eberhart

Paulett Eberhart
President and CEO

ACCEPTANCE ACKNOWLEDGEMENT

/s/ WilliamJWasilewski
[Name]                        Date July 24 , 2013